Exhibit 99.1

Contact:

Jeff Misakian, Valeant Pharmaceuticals
714-545-0100 ext. 3309

Valeant Pharmaceuticals International Prices
Private Offering of $300 Million of Senior Notes

COSTA MESA, CA, December 9, 2003 - Valeant Pharmaceuticals International (NYSE: VRX) announced today the pricing of $300 million in principal amount of Senior Notes due 2011. The Senior Notes will pay interest at a rate of 7.0 percent per annum. Valeant Pharmaceuticals may, at its option, redeem some or all of the Senior Notes after December 15, 2007. Ribapharm Inc., a wholly owned subsidiary of Valeant Pharmaceuticals, will also be an obligor with respect to the notes, jointly and severally with Valeant Pharmaceuticals, until all of the company's outstanding 6½ percent Convertible Subordinated Notes due 2008 are retired. The offering is expected to close on December 12, 2003.

Valeant Pharmaceuticals intends to use a portion of the net proceeds of the offering, along with a portion of the net proceeds from the company's recently issued Convertible Subordinated Notes due 2010 and 2013, to retire all of the outstanding 6½ percent Convertible Subordinated Notes. The company intends to effect the retirement of the 6½ percent Convertible Subordinated Notes through privately negotiated transactions, open market purchases, or otherwise on or prior to July 21, 2004, the first date on which the company is entitled to redeem the notes at its option. Any remaining proceeds will be used for general corporate purposes, including potential acquisitions.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities. The notes will be privately offered only to qualified institutional buyers in accordance with Rule 144A, and, outside the United States, to persons other than U.S. persons in reliance upon Regulation S, in each case under the Securities Act of 1933, as amended (the "Securities Act"). The notes have not been registered under the Securities Act, or any state securities laws, and unless so registered may not be offered or sold in the United States, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

About Valeant

Valeant Pharmaceuticals International (NYSE: VRX) is a global, publicly traded, research-based specialty pharmaceutical company that discovers, develops, manufactures and markets a broad range of pharmaceutical products. More information about Valeant can be found at www.valeant.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the federal securities laws relating to expectations, plans or prospects for Valeant Pharmaceuticals, including those relating to whether or not Valeant Pharmaceuticals will offer the notes or consummate the offering, the anticipated terms of the notes and the offering and the anticipated use of proceeds of the offering. These statements are based upon the current expectations and beliefs of Valeant Pharmaceuticals' management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond Valeant Pharmaceuticals' control and the risk factors and other cautionary statements discussed in Valeant Pharmaceuticals' filings with the U.S. Securities and Exchange Commission.

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